Exhibit 99.1

News Release

L.B. FOSTER REPORTS FIRST QUARTER RESULTS HIGHLIGHTED

BY STRONG CASH FLOW

COMPANY PROVIDES 2014 OUTLOOK

PITTSBURGH, PA, May 5, 2014 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported its first quarter 2014 operating results, which included income from continuing operations of $0.35 per diluted share, a 27.1% decrease from the first quarter of 2013. The Company reported that new orders increased by 10.1% and year over year backlog improved, while sales were below expectations due to project delays in all business segments. Cash flow provided by continuing operations was very strong at $32.1 million.

First Quarter Results

•	First quarter net sales of $111.4 million declined by $17.9 million or 13.8% compared to the prior year quarter due to a 25.6% decrease in Construction segment sales, a 9.7% reduction in Rail segment sales and a 5.2% decline in Tubular segment sales. All three business segments were impacted by customer delays as many struggled with weather issues.

•	Gross profit margin was strong at 21.7%, 245 basis points higher than the prior year quarter. Gross profit margin improved in the Construction and Rail segments, which was partially offset by a decline in the Tubular segment.

•	First quarter income from continuing operations was $3.6 million or $0.35 per diluted share compared to $5.0 million or $0.48 per diluted share last year. First quarter 2014 income from continuing operations was unfavorably affected by lower sales across all business segments as well as lower Tubular gross profit margins. These unfavorable items were partially offset by improved gross profit margins in the Construction and Rail segments.

•	First quarter bookings were $179.9 million, a 10.1% increase over the prior year first quarter, due to improvements in Tubular and Construction segment orders, including strong activity in Coated Products and Piling Products. March 2014 backlog was $253.3 million, 2.1% higher than March 2013 and 38.3% higher than December 31, 2013.

•	Selling and administrative expense increased by $0.9 million or 5.2%, due principally to cost increases related to salaried headcount.

•	The Company’s income tax rate from continuing operations was 31.4% compared to 33.5% in the prior year quarter. The income tax rate from continuing operations compares favorably to the prior year quarter as the current year was positively impacted by certain state income tax matters.

•	Cash flow from continuing operating activities for the first quarter of 2014 provided $32.1 million compared to a $17.2 million use of cash in the first quarter of 2013. The current year quarter was favorably impacted due to a significant reduction in accounts receivable, which was anticipated as we focused on action plans to resolve slow receivable collections in the second half of 2013.

CEO Comments

Robert P. Bauer, L.B. Foster Company’s President and Chief Executive Officer, commented, “As our customers struggled with weather related problems in the first quarter, our shipments were adversely affected. Several planned shipments have moved from Q1 to Q2 as our backlog in the quarter increased. Order activity was strong, and we were very pleased with the first quarter gross profit margins and the improvements made in working capital management. I am also encouraged by the strong customer inquiry activity and order entry in the first quarter which has continued through April. The strong Tubular segment bookings and backlog should result in improved performance by that segment in the second half of 2014. In addition, our Construction segment continues to see a favorable market outlook and we anticipate 2014 gross profit margins to continue to exceed those generated in 2013.” Mr. Bauer concluded by saying, “We continue to see strength in our markets and expect our customers that were negatively impacted by the severe weather conditions in the first quarter to recover during the remainder of the year. Our full year outlook is positive for all three business segments, and our full year forecast has not been affected by the slow start to the year.”

Q1 Business Segment Highlights

($000’s)

Rail Segment

Rail sales decreased 9.7% due to sales reductions in our Rail Distribution and Transit businesses, partially offset by stronger sales in our Rail Technology division. First quarter gross profit margins improved due to improved execution and leverage from the increase in sales in our rail technologies business.

	2014	2013	Variance
Sales	$73,496	$81,399	(9.7%)
Gross Profit	$16,430	$17,033
Gross Profit %	22.4%	20.9%

Construction Segment

Construction sales declined by 25.6% in the quarter due principally to weak Piling Products sales, partially offset by improved sales in Fabricated Bridge Products. Gross profit margins improved significantly due to margin improvement in all businesses in this segment as well as a favorable product mix.

	2014	2013	Variance
Sales	$27,383	$36,811	(25.6%)
Gross Profit	$5,712	$4,972
Gross Profit %	20.9%	13.5%

Tubular Segment

Tubular sales declined by 5.2% in the quarter due to softer Coated Products sales and lower Threaded Products sales, partially offset by sales of our Ball Winch acquisition, which closed in the fourth quarter of 2013. While Coated Products bookings and backlog have improved substantially, production and sales activity did not accelerate in the first quarter. Tubular gross profit margins declined due principally to volume related de-leveraging.

	2014	2013	Variance
Sales	$10,535	$11,111	(5.2%)
Gross Profit	$2,130	$3,215
Gross Profit %	20.2%	28.9%

2014 Outlook

We anticipate that overall market conditions will be favorable across all three of our business segments in 2014 and expect to see continually increasing investment in transportation and energy infrastructure. During 2014, L.B. Foster expects to see most businesses grow and will continue to work off the Honolulu project related backlog in our Transit business. The favorable order patterns seen in the latter part of 2013 and the first quarter of 2014 for Piling and Coated Products are expected to continue as the construction and gas pipeline markets grow. The net result should be a positive year for sales growth.

The Company expects 2014 sales to be in the range of $620 million to $630 million. Pretax income is expected to range between $43 million and $47 million and we anticipate diluted EPS to be between $2.80 and $3.00.

As previously mentioned, the Company is planning to increase capital spending in 2014 to a range of $18.0 million to $22.0 million. This is a substantial increase over the normal rate of annual spending as a result of several growth programs that are launching simultaneously. This does not represent a new level of ongoing annual spending.

We anticipate the increased capital spending in 2014 will be offset by improved cash flow from operating activities as demonstrated by our first quarter success derived from programs focused on working capital improvement.

L.B. Foster Company will conduct a conference call and webcast to discuss its first quarter 2014 operating results on Monday, May 5, 2014 at 11:00 am ET. The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page. The conference call can be accessed by dialing 800-299-8538 and providing access code 24084416.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the previously disclosed product warranty claim of the Union Pacific Railroad and an overall resolution of the related contract claims; and those matters set forth in Item 8, Footnote 20, “Commitments and Contingent Liabilities” and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2013. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise, except as required by securities laws.

Contact:

David Russo	Phone:	412.928.3417	L.B. Foster Company
	Email:	Investors@Lbfoster.com	415 Holiday Drive
	Website:	www.lbfoster.com	Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$91,131	$64,623
Accounts receivable - net	66,771	98,437
Inventories - net	77,644	76,956
Current deferred tax assets	461	461
Prepaid income tax	3,977	4,741
Other current assets	4,445	2,000
Current assets of discontinued operations	88	149

Total current assets	244,517	247,367

Property, plant and equipment - net	51,478	50,109

Other assets:
Goodwill	57,781	57,781
Other intangibles - net	50,705	51,846
Investments	5,204	5,090
Other assets	1,480	1,461

Total Assets	$411,165	$413,654

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$43,617	$46,620
Deferred revenue	7,130	5,715
Accrued payroll and employee benefits	5,753	8,927
Accrued warranty	7,010	7,483
Current maturities of long-term debt	114	31
Current deferred tax liabilities	179	179
Other accrued liabilities	7,013	6,501
Liabilities of discontinued operations	26	26

Total current liabilities	70,842	75,482

Long-term debt	319	25
Deferred tax liabilities	11,591	11,798
Other long-term liabilities	10,472	9,952

Stockholders’ equity:
Class A Common Stock	111	111
Paid-in capital	46,565	47,239
Retained earnings	301,701	298,361
Treasury stock	(24,144)	(24,731)
Accumulated other comprehensive loss	(6,292)	(4,583)

Total stockholders’ equity	317,941	316,397

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$411,165	$413,654

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Net sales	$111,414	$129,321
Cost of goods sold	87,287	104,473

Gross profit	24,127	24,848

Selling and administrative expenses	18,025	17,130
Amortization expense	1,141	701
Interest expense	123	133
Interest income	(144)	(206)
Equity in income of nonconsolidated investment	(204)	(176)
Other income	(135)	(178)

	18,806	17,404

Income from continuing operations before income taxes	5,321	7,444

Income tax expense	1,672	2,493

Income from continuing operations	3,649	4,951

Discontinued operations:
Loss from discontinued operations before income taxes	—	(39)
Income tax benefit	—	(15)

Loss from discontinued operations	—	(24)

Net income	$3,649	$4,927

Basic earnings per common share:
From continuing operations	$0.36	$0.49
From discontinued operations	—	(0.00)

Basic earnings per common share	$0.36	$0.49

Diluted earnings per common share:
From continuing operations	$0.35	$0.48
From discontinued operations	—	(0.00)

Diluted earnings per common share	$0.35	$0.48

Dividends paid per common share	$0.03	$0.03

Average number of common shares outstanding - Basic	10,197	10,158

Average number of common shares outstanding - Diluted	10,292	10,247